EXHIBIT 10.1

                            ASSETS TRANSFER AGREEMENT

This Assets Transfer Agreement (hereafter "Agreement") made by both parties on June 22, 2001 in Beijing.

THE PARTIES:

Party A (Transferor):               Beijing Xin Hai Technology Development Ltd.
Registered Address:                 Room 1858, New Century Office Tower, No.6
                                    Southern Road, Capital Gymnasium, Beijing

Legal Representative:               Mingming Lu


Party B (Transferee):               Beijing Sino Soft Intel Information
                                    Technology Ltd.
Registered Address:                 2nd floor,  No. 9 A, East  Tucheng Rd,
                                    Heping  Street,  Chaoyang District, Beijing.

Legal Representative:               Xia Gao

Recital:

1. Party A possesses certain ISP assets including equipment and related operating equipment that is capable of providing ISP services to the general public prior to the effective date of this Agreement. Party A wishes to transfer the above mentioned assets, related permits, software, contracts, and subscribers to Party B according to the terms of this Agreement.

2. Party B wishes to accept the above mentioned operating assets and intangible assets including related permits, software, contracts, and subscribers.

3. Party A agrees not to re-enter the Internet access business (i.e. ISP services) in the future.

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     Through friendly negotiation, the parties come to the following agreement:

     ARTICLE 1 DEFINITION

     Other than specifically specified, the following terms shall have the same meaning throughout the Agreement including all supplements and addendum:

Transfer  Assets:   referring to all of the  Transferor's  equipment and related
                    operating   equipment  that  is  capable  of  providing  ISP
                    services to the general public prior to the effective date of this Agreement, including related permits, software, contracts, and subscribers.

Transfer Equipment: referring to all the fixed equipment  listed in Supplement 1 of the Agreement.

Subscribers:        referring to all the  Transferor's  ISP customers  until the effective day of the Agreement.

Technical Information:
                    referring to basic technical information related to the Transfer Equipment listed in Supplement 1, and documentation that ensures the proper operation of the Transfer Equipment such as usage and maintenance specifications, the ISP related operations and financial data, and subscriber information.

Related Services:   referring to the related  permits and rights that  accompany the transfer as listed in Supplement 2 of this Agreement.

Employees:          referring  to  the   Transferor's   employees   with  formal
                    employment  contract that are  associated  with the Transfer
                    Assets as listed is in Supplement 3 of the Agreement.

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     ARTICLE 2 TRANSFER ASSETS

2.1 In accordance with the provisions of this Agreement, the Transferor agrees to transfer the above-mentioned assets to the Transferee, and the Transferee agrees to accept such assets from the Transferor.

2.2 The Parties agree that the price of Transfer Assets to be US$700,000. The Transferor agrees to accept payment in Renminbi with the official exchange rate of the day as the basis of conversion.

2.3 The Transferor will provide assistance to the Transferee throughout the transfer process.

2.4 This Agreement is subject to the approval of Xin Net shareholders at the next General Meeting.

     ARTICLE 3 TRANSFER PROCEDURE

3.1 The Transferee will assume operations of the Transfer Equipment at the effective date of this Agreement; transfer of technical and other intangibles should commence so as the Transferee can assume full operations.

3.2 The Transferee will within 5 days examine and verify that the Transfer Equipment corresponds to Supplement 1 of this Agreement. After which an acceptance memorandum will be executed by both parties.

3.3 The Transferor will perform the process of transferring the Related Services as listed in Supplement 2 immediately after the effective date of the Agreement.

3.4 Unless with written notice from the Transferee, the Transferor is responsible for all expenses (including but not limit to equipment


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          maintenance,  insurance,  and other  operating  expenses) prior to the transfer of the Transfer Equipment and Technical Information to the Transferee.

3.5 The Transferee agrees to pay a guarantee deposit of US$ 350,000 to the Transferor on the day of signing of this Agreement. The US$ 350,000 balance will be paid after approval is obtained from Xin Net shareholders at the next General Meeting.

3.6 After the Transferee makes a payment, the Transferor will transfer proportional ownership of the Transfer Assets to the Transferee. It is after the Transferee has made all the payments that it will have total ownership of the Transfer Assets .

     ARTICLE 4 EMPLOYEES

4.1 To facilitate a smooth transfer, the parties agree that the Transferee will continue to retain all the Transferor's employees related to the ISP business, relieving the Transferor from all related employment contracts.

4.2 The Transferor will provide detail information of each employee including but not limited to their employment contract, job description and responsibility, wages, bonus, benefit, insurance, incentive method and other related information.

4.3 The Transferor will be responsible for the cancellation of the existing employment contracts and try its best to entice the employee to accept a new contract with the Transferee. The Transferor is responsible for all employment costs prior to the effective date of the Agreement.

4.4 The Transferee will offer six-month employment contract without probation to employees that would like to continue with the Transferee with the same wages and benefits. The Transferee also guarantees that employees will not be let go without cause for six months.


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     ARTICLE 5 TERMINATION

5.1 After the effect date of this Agreement, if either party breaches its responsibility, declaration or guarantee as defined in the Agreement or has made a false or misleading declaration, then the other party has the right to unilaterally terminate the Agreement without liability.

5.2 When either party unilaterally terminates the Agreement according to the above article, it should give a written notice to the other party and the Agreement is considered to be terminated as soon as the notice is given.

     ARTICLE 6 WARRANTIES

6.1       The   Transferor   hereby  makes  the  following   warranties  to  the
          Transferee:

     A. General items:

          A1. The Transferor is a legal limited corporation set up based on the Chinese Laws and has the right and ability to execute and implement this Agreement.

          A2.       The   Transferor   has  obtained  all  the   permission  and
                    authorization for executing and implementing this Agreement unless indicated otherwise in this Agreement.

     B. Ownership of Transfer Assets

          B1. The Transferor has legal ownership and utilization rights for all the Transfer Assets.

          B2. There is no lien, mortgage, leasehold, and permission or other burden or third party right or other restriction that affects the Transfer Assets as defined in this Agreement.

          B3. When the Transferor transfers the ownership of the Transfer Assets to the Transferee according to the terms of this Agreement, the Transferee will have the proportional ownership and full utilization right for the Transfer Assets. Execution of the ownership and utilization rights will not conflict with any laws, regulations, or any third


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                    party rights.  From the effective  date of this Agreement up to the day the Transferee completes all the payments and obtains full ownership of the Transfer Assets, all revenues and expenses related to the operations of the Transfer Assets accrue to the Transferee. At the same time the Transferee will take proportional ownership of the Transfer Assets. Unless with permission of the Transferor, the Transferee cannot engage in any dealings with the portion of the Transfer Assets in any manner that the Transferee does not own. B4. After the effective date of this Agreement, all
                    revenues   generated  by  Transfer   Assets  accrue  to  the
                    Transferee.  If  any  revenue  gets  into  the  Transferor`s
                    account  due  to  delays  caused  by   transferring   agency
                    contracts, the Transferor will credit the revenues to the Transferee on a timely basis.

     D. Technical Information

     The Transferor has not granted any rights of the Technical Information, confidential information or other utilization right to a third party. It has no infringed on any third party right or other intellectual property by using Technical Information. Therefore, the Transferee will not infringe any third party right or other intellectual property by using the Technical Information from the Transferor.

     E. Lawsuit

     The Transferor is not a party to any lawsuit or arbitration related to the Transfer Assets. It also does not foresee any lawsuit or arbitration related with the Transfer Assets.

     F. Tax

          F1. Before the effective date of the Agreement, the Transferor is responsible for all taxes that it should or may bear to the different governing bodies.

          F2. After the Transferee has obtained ownership and operation rights of the Transfer Assets, it does not have to bear any taxes related with Transfer Assets before the effective date as mentioned above.

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6.2       The   Transferee   hereby  makes  the  following   warranties  to  the
          Transferor: The Transferee is a legal limited corporation set up based on the Chinese Laws and has the right and ability to execute and
          implement  this  Agreement.   The  Transferee  has  obtained  all  the
          permission and authorization for executing and implementing this Agreement unless indicated otherwise in this Agreement.

     ARTICLE 8  COVENANT

8.1       The Transferor hereby makes the following covenants to the Transferee:

          (1) The Transferor agrees to keep the Transfer Assets in good working order prior to transferring to the Transferee. The Transferor will maintain the assets and ensure the Transfer Assets are in good working condition (as listed in Supplement 1, except normal wear and tear);

          (2) The Transferor guarantees that the Transferee owns the sole user rights to the Transfer Assets from the transfer day according to this Agreement. This however, does not affect the Transferee's right on future claims by the Transferee under terms of this Agreement. If disputes occur with any third party concerning the user rights of the Transfer Assets, it is the Transferor's responsibility to resolve the dispute and bear all the compensation, expenses and other responsibilities related to the dispute. If the Transferee suffers any loss due to such third party dispute, the Transferor is liable to compensate the Transferee for such loss.

          (3) The Transferor guarantees to finish transferring Part 1 of Supplement 2 in a timely manner and use its best efforts to assist the Transferee to complete Part 2 of Supplement 2.

          (4) The Transferor guarantees that during interim transferring period all the transferring procedures are legal.

8.2      The Transferee hereby makes the following covenants to the Transferor:

          (1) The Transferee promises to make all the payments to the Transferor within the stated time according to the terms of this Agreement.

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          (2)       After the effective  date of the  Agreement,  the Transferee will continue to provide services unconditionally according to the existing agreements between the Transferor and its subscribers.

     ARTICLE 9 BREACH OF AGREEMENT

9.1       Any of the following constitutes breach by either party:

          (1) Being in breach of any of the responsibilities in this Agreement;
          (2) Being in breach of any of the warranties and covenants in this Agreement;
          (3)       Any false declarations, warranties and covenants;
          (4) The operating data from January to March provided by the Transferor is severely misstated.

9.2 If either party is in breach of the Agreement after the Agreement is effective, the other party has the right to ask for remedy within a certain time period; or delay asset transfer or delay payment or terminate the Agreement. It also has the right to claim compensation and penalty from the breach party.

9.3 If either party is in breach of the Agreement after all assets have been transferred or full payment has been made according to the terms of the Agreement, the other party has the right to claim compensation and penalty from the breach party.

9.4 If the Agreement is terminated due to severe breach of the Agreement by one party, the breach party should pay 10% of the total amount of the Contract to the other party for compensation.

9.4 If both Parties are at fault, then each party is responsible for its own actions.

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     ARTICLE 10 DISPUTE SETTLEMENT

          Any disputes arising from the execution of or in connection with the Agreement shall be settled through friendly consultations between both Parties. In case no settlement can be arrived through consultations, the dispute shall be submitted to Beijing Arbitration Commission for arbitration. The arbitration decision is final and binding for both parties.

     ARTICLE 11 NOTICE

          Any notice or other connection between the parties must be in written format and may be delivered by person or sent by fax, express or registered post. The sender should pay postage.

     ARTICLE 12 EFFECTIVE DATES AND OTHERS

12.1 The condition of the Agreement to be effective: Execution by legal representatives or authorized representatives of both parties and sealed with both corporate seals.

12.2      Both Parties agree:
          The Agreement will take effect on June 22, 2001. Prior to the effective day, the Transferor owns and bears all the liabilities and rights related with Transfer Assets. From the effective date of this Agreement up to the day the Transferee completes all the payments and obtains full ownership of the Transfer Assets, all revenues and expenses related to the operations of the Transfer Assets accrue to the Transferee. At the same time the Transferee will take proportional ownership of the Transfer Assets. After the Transferee completes all payments, the Transferee will retain full ownership of the Transfer Assets with all its rights and privileges.

12.3 The parties will cover any omissions with Supplementary Agreements. This Agreement and all the Supplements is deemed to have the same legal force.

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Party A:                                    Party B:
Legal Representative: Mingming Lu           Legal Representative: Xia Gao
Date: June 22, 2001                         Date: June 22, 2001



















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